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                                                                    Exhibit 10.8

                               APACHE CORPORATION
                       OUTSIDE DIRECTORS' RETIREMENT PLAN

  (As Amended and Restated September 15, 2005, Effective as of January 1, 2005)

APACHE CORPORATION (the "Company") established the Apache Corporation Outside Directors' Retirement Plan (the "Plan"), effective as of December 15, 1992, to provide non-employee Directors of the Company ("Outside Directors") with certain retirement and death payments. The purpose of the Plan is to advance the interests of the Company, its subsidiaries, and its stockholders by continuing to attract and retain outstanding individuals as Outside Directors and to stimulate the efforts of such individuals by giving suitable recognition to services which will contribute materially to the success of the Company.

                                    ARTICLE I

                  ELIGIBILITY, PARTICIPATION AND CONTRIBUTIONS

1.1  Eligibility and Participation.

     Each Outside Director begins to participate in the Plan as of the date his or her Service begins.

1.2  Contributions.

     All amounts payable under the Plan shall be paid from the general assets of the Company. Nothing contained in the Plan shall be deemed to create any fiduciary relationship between the Company and the participating Outside Director ("Participant"). Any rights of the Participant under the Plan shall be no greater than the right of any unsecured general creditor of the Company.

                                   ARTICLE II

                               RETIREMENT PAYMENTS

2.1  Retirement Payments.

     (a) Eligibility for Benefits. A Participant who Retires with four or more Quarters of Service is entitled to receive benefits under the Plan.

     (b) Amount of Benefits. The amount of benefits under the Plan is equal to the value of a series of quarterly payments, with each payment equal in amount to one-sixth of the Participant's Annual Director's Retainer, and with the number of quarterly payments equal to the number of the Participant's Quarters of Service. As a consequence, each Participant will generally receive an annual benefit of 662/3 percent of his or her Annual Director's Retainer.


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     (c) "Annual Director's Retainer" shall mean the aggregate annual amount of an Outside Director's board retainer fee payable pursuant to section 1 of the Company's Non-Employee Directors' Compensation Plan (or comparable section of any successor plan), whether or not all or a portion of such amount is deferred or delayed. Such amount shall be determined as of the earlier of the date a Participant Retires or the date the Participant dies.

     (d) "Quarter of Service" shall mean the aggregate total full months of Service as an Outside Director divided by three and rounded up to the next whole number but in no event shall any Participant's Quarters of Service exceed 40.

     (e) "Retirement, Retired or Retires" shall mean a Participant's ceasing to hold office as an Outside Director, for any reason other than death, on or after the attainment of age 60.

     (f) "Service" shall mean the aggregate total, not to exceed 120, of (i) the number of full months beginning on or after July 1, 1992 (whether or not consecutive) that a Participant held office as an Outside Director, whether or not a Participant at the time, and (ii) 1/2 the number of full months prior to July 1, 1992 (whether or not consecutive) that a Participant held office as an Outside Director; provided, however, that a Participant who, as of December 15, 1992, has held office as an Outside Director for an aggregate total of 15 years shall automatically be credited with 120 full months of Service. If a Participant begins to receive a benefit under the Plan and then becomes an Outside Director again, (1) the Participant's benefits from his or her initial episode of participation shall continue to be paid as scheduled and shall not be affected by any subsequent Service, and (2) the Participant's benefits from his or her later episode of participation shall be calculated by ignoring his or her Service from earlier episodes of participation.

2.2  Retirement Payments Following Change of Control.

     In the event of a "change of control" of the Company, as defined in the Company's Income Continuance Plan (as amended or the corresponding provisions of any successor plan), each current Outside Director shall be eligible for the benefits described in section 2.1(b). If the change of control is a transaction described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended ("Code"), each Participant shall be paid a single lump-sum payment equal to the net present value of the benefit to which the Participant is entitled, calculated in the manner described in section 2.4, as of the date of the change of control. If the change of control is not a transaction described in Code
Section 409A(a)(2)(A)(v), each Participant shall be paid at the time(s) specified in section 2.3 or 2.4, whichever is applicable.


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2.3  Quarterly Payments.

     A Participant may elect to be paid quarterly installments that are paid on the last day of each calendar quarter (or as near to that date as administratively practicable). The first quarterly payment shall be made as of the last day of the calendar quarter after the date the Participant separates from service (within the meaning of Code Section 409A(a)(2)(A)(i)), unless the Participant is a specified employee within the meaning of Code Section 409A(a)(2)(B)(i), in which case the first two quarterly payments shall be delayed until, and paid with, the third regularly scheduled quarterly payment.

2.4  Lump-Sum Payments.

     A Participant shall receive a single lump-sum payment unless the Participant elects quarterly installments. The Participant's election must be made by the later of December 31, 2005 or 30 days after the individual initially becomes a Participant. The lump sum shall be paid as soon as administratively practicable after the Participant separates from service within the meaning of Code Section 409A(a)(2)(A)(i), unless the Participant is a specified employee within the meaning of Code Section 409A(a)(2)(B)(i), in which case the lump sum shall be paid as soon as administratively practicable after 6 months after the Participant's separation from service. The amount of the lump sum shall be calculated by the Committee as of the date of the Participant's Retirement. The amount of the lump sum shall be equal to the net present value of the quarterly payments to which the Participant would otherwise be entitled, determined using an annual interest rate equal to the rate on ten-year treasury bonds/notes as reported in The Wall Street Journal published on or most recently prior to the effective date of the Participant's Retirement.

2.5  Retirement before 2005.

     A Participant who Retired on or before December 31, 2004 shall receive his or her benefit in accordance with the terms of the Plan in effect on December 31, 2004.

                                   ARTICLE III

                                 DEATH PAYMENTS

3.1  Death Benefits.

     (a) Eligibility for Death Benefits. A Participant's Beneficiary shall receive a death benefit only if (i) a change of control occurs while the Participant is an Outside Director, (ii) the Participant attains age 60 as an Outside Director, or (iii) the Participant dies while an Outside Director after having obtained at least 40 Quarters of Service.

     (b) Installments Selected. If a Participant elected quarterly payments, the Participant's Beneficiary shall be paid a lump sum equal to the net present value of any remaining payments, calculated as of the date of the Participant's death, and calculated in the manner specified in section 2.4.


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     (c) Scheduled to Receive a Lump Sum. If a Participant is scheduled to receive a single lump-sum payment, but dies before doing so, the Participant's Beneficiary shall be paid the lump sum.

     (d) Timing. Payment to the Beneficiary shall be made as soon as administratively convenient after the Participant's death, after giving the Beneficiary an opportunity to disclaim and after the Company has been furnished with proof of death and such other information as it may reasonably require.

     (e) Beneficiary in Pay Status. The Beneficiary of a Participant who died on or before December 31, 2004 shall receive his or her death benefits in accordance with the terms of the Plan in effect on December 31, 2004.

3.2  Beneficiaries.

     (a) Designation. Each Participant shall designate one or more persons, trusts, or other entities as his or her beneficiary (the "Beneficiary") to receive any death benefits provided under section 3.1. In the absence of an effective Beneficiary designation as to part or all of a Participant's death benefits, such benefits shall be distributed to the Participant's surviving Spouse, if any, otherwise to the Participant's estate. Unless the Participant's Beneficiary designation form specifies otherwise, if a Beneficiary dies after the Participant but before being paid by the Plan, the Plan shall pay the Beneficiary's estate.

     (b) Changing Beneficiaries. A Beneficiary designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. However, if the Participant is married, the Participant's Spouse shall be the Participant's Beneficiary unless the Spouse has consented to the designation of a different Beneficiary. To be effective, the Spouse's consent must have been made before January 1, 2005 or, if made on or after January 1, 2005, the Spouse's consent must be in writing, witnessed by a notary public, and filed with the Company. If the Participant has designated his or her Spouse as a primary or contingent Beneficiary, and the Participant and Spouse later divorce (or their marriage is annulled), then the former Spouse will be treated as having pre-deceased the Participant for purposes of interpreting a Beneficiary designation form completed prior to the divorce or annulment; this provision will apply only if the Company is notified of the divorce or annulment before payment to the former Spouse is made.

     (c) "Spouse" shall mean the individual to whom a Participant is lawfully married according to the laws of the state of the Participant's domicile.

     (d) Disclaimers. Any individual or legal entity who is a Beneficiary may disclaim all or any portion of his or her interest in the Plan, provided that the disclaimer satisfies the requirements of Code Section 2518(b) and applicable state law. The legal guardian of a minor or legally incompetent person may disclaim for such person. The


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personal representative (or the individual or legal entity acting in the capacity of the personal representative according to applicable state law) may disclaim on behalf of a Beneficiary who has died. The amount disclaimed shall be distributed as if the disclaimant had predeceased the individual whose death caused the disclaimant to become a Beneficiary.

                                   ARTICLE IV

                    ADMINISTRATION, AMENDMENT AND TERMINATION

4.1  The Management Development and Compensation Committee.

     The Plan shall be administered by the Management Development and Compensation Committee (the "Committee") of the Company's Board of Directors. All administrative duties, including but not limited to, the power to interpret the Plan and to decide any dispute, shall be carried out by the Committee, which shall have full discretion and authority hereunder. All claims under the Plan shall be filed with the Company and shall be decided by the Committee. The decisions made by the Committee shall be final and binding on all persons having or claiming to have rights under the Plan.

4.2  Termination or Amendment of Plan.

     The Plan may be terminated or amended at any time through action of the Company's Board of Directors. No termination or amendment, however, shall reduce the payments (a) to a Participant or Beneficiary where a Participant has already died or reached Retirement, (b) to which a Participant is or may become entitled, based on such Participant's Service and Annual Director's Retainer as determined on the effective date of such termination or amendment, or (c) to which a Participant is or may become entitled pursuant to section 2.2 as a result of a change of control. The termination of the Plan shall not affect the timing of any benefit payments; payments after the Plan has terminated will be made at the time(s) specified in Articles II and III.

                                    ARTICLE V

                                  MISCELLANEOUS

5.1  Inalienability of Payments.

     No Participant shall have the right to assign, transfer, hypothecate, encumber or anticipate his or her interest in any payments under the Plan, nor shall the payments under the Plan be subject to any legal process to levy upon or attach such payments for any claim against the Participant, Spouse, or Beneficiary.

5.2  Notices.

     Any notice, form, or election required or permitted to be given under the Plan shall be in writing and shall be given by first class mail, by Federal Express, UPS, or


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other carrier, by fax or other electronic means, or by personal delivery to the appropriate party, addressed:

     (a) If to the Company, to Apache Corporation at its principal place of business at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400 (Attention: Corporate Secretary) or at such other address as may have been furnished in writing by the Company to a Participant; or

     (b) If to a Participant or Spouse, at the address the Participant has furnished to the Company in writing.

     (c) If to a Beneficiary, at the address the Participant has furnished to the Company in writing for such Beneficiary.

Any such notice to a Participant, Spouse, or Beneficiary shall be deemed to have been given as of the third day after deposit in the United States Postal Service, postage prepaid, properly addressed as set forth above, in the case of a mailed notice, or as of the date delivered in the case of any other method of delivery.

5.3  Disposition of Unclaimed Payments.

     Any communication, statement or notice addressed to a Participant at his or her last post office address, as provided to the Company under section 5.2, will be binding on the Participant, Spouse, or Beneficiary for all purposes of the Plan. If the Company cannot ascertain the whereabouts of any person to whom a payment is due under the Plan within three years from the date such payment is due, such payment shall be cancelled on the records of the Plan and the amount thereof forfeited to the Company.

5.4 Gender. Any term herein used in the singular shall also include the plural, and the masculine gender shall also include the feminine gender, and vice versa.

5.5 Statutory References. Any reference to a specific section of the Code shall be deemed to refer to that section or to the appropriate successor section.

5.6 Governing Law.

     The Plan shall be governed by the laws of the State of Texas.

Dated: September 15, 2005, Effective as of January 1, 2005

ATTEST:                                 APACHE CORPORATION


By: /s/ Cheri L. Peper                  By: /s/ Jeffrey M. Bender
    ---------------------------------       ------------------------------------
    Cheri L. Peper                          Jeffrey M. Bender
    Corporate Secretary                     Vice President, Human Resources


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